CounterPath Chosen by Honeywell to Create Unified Communications (UC) Solution for Mobile Devices and Handheld Scanners

CounterPath selected to create Smart Talk, a comprehensive communication solution that provides voice and video calling, messaging and presence to handheld computing and scanning devices

NEW YORK, NY and VANCOUVER, BC — January 9, 2020 — CounterPath Corporation (NASDAQ: CPAH) (TSX: PATH), a global provider of award-winning Unified Communications and Collaboration (UCC) solutions for enterprises and service providers, today announced it has partnered with Honeywell to create Smart Talk -- a new Unified Communications (UC) software solution that enables organizations to streamline communications, increase productivity, and enhance customer experiences by allowing mobile workers to connect and collaborate on the devices they already use in their daily operations. Smart Talk empowers workers in environments such as stores, hospitals, trucks and distribution centers using mobile devices with voice capabilities to make voice over internet protocol (VoIP) calls, have push-to-talk conversations, send instant messages to one or a group of colleagues, launch video calls and more. The all-in-one communication solution gives instant mobile communication capabilities to workers, allowing them to better serve customers on demand, where they are, providing immediate customer service to better improve profitability.

The global rugged tablet market is projected to reach US$946 million by 20251, exhibiting a CAGR of 5.9% during the forecast period (2018-2025). In a predominantly mobile workforce, providing a communication solution, such as Honeywell Smart Talk, with voice, video and messaging communications enhances collaboration among employees, and increases customer satisfaction and overall sales. This effectively leads to an increase in ROI for the organization, while also simplifying and streamlining communications across teams.

1 Fortune Business Insights, April 2019: https://www.fortunebusinessinsights.com/industry-reports/rugged-tablet-market-100168

Honeywell Smart Talk includes advanced security features that secure messages and provide voice and video calling encryption, ensuring worker communications are protected. The software integrates with all major call servers, PBX business telephone systems, and VoIP services, allowing enterprises of all sizes to overlay existing hosted or premise-based infrastructure—future-proofing their investment.

“We’re proud to be powering Honeywell Smart Talk,” said Todd Carothers, Chief Revenue Officer at CounterPath. “In a fast-paced world, customers expect efficient service. In essence – they want to get what they want, when they want it. Honeywell Smart Talk enables retail workers to communicate effectively, addressing customer concerns, satisfying their needs, and bolstering sales.”

“Workers today are expected to know more at a moment’s notice than ever before,” said Kevin Dehoff, President of Honeywell’s Productivity Products. “Honeywell Smart Talk software, combined with our powerful mobile devices, enables these mobile workers to use one device to access critical information, make calls and send messages to other employees, getting answers in an instant.”

Honeywell and CounterPath will offer live demonstrations of the software-based solution at booth #4918 at the National Retail Federation’s (NRF’s) Big Show, which takes place on January 12-14, 2020, in New York City.

For more information about Honeywell, visit www.honeywellaidc.com. To learn more about CounterPath retail solutions, please visit https://www.counterpath.com/retail/.

Forward-Looking Statements

This news release contains "forward-looking statements". Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, outlook, expectations or intentions regarding the future, including (1) the statement that the all-in-one communication solution gives instant mobile communication capabilities to workers, allowing them to better serve customers on demand, where they are, providing immediate customer service to better improve profitability; (2) the statement that the global rugged tablet market is projected to reach US$946 million by 2025; (3) the statement that providing a communication solution, such as Honeywell Smart Talk, with voice, video and messaging communications enhances collaboration among employees, and increases customer satisfaction and overall sales and that this effectively leads to an increase in ROI for the organization; and (4) the statement that Honeywell Smart Talk enables retail workers to communicate effectively, addressing customer concerns, satisfying their needs, and bolstering sales. It is important to note that actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) the variability in the Company’s sales from reporting period to reporting period due to extended sales cycles as a result of selling the Company’s products through channel partners or the length of time of deployment of the Company’s products by its customers; (2) the Company’s ability to manage its operating expenses, which may adversely affect its financial condition and ability to continue to operate as a going concern; (3) the Company’s ability to remain competitive as other better financed competitors develop and release competitive products; (4) a decline in the Company’s stock price or insufficient investor interest in the Company’s securities which may impact the Company’s ability to raise additional financing as required or may cause the Company to be delisted from a stock exchange on which its common stock trades; (5) the impact of intellectual property litigation that could materially and adversely affect the Company’s business; (6) the success by the Company of the sales of its current and new products; (7) the impact of technology changes on the Company’s products and industry; (8) the failure to develop new and innovative products using the Company’s technologies including the refresh of our Software-as-a Service (SaaS) solution; (9) the potential dilution to shareholders or overhang on the Company’s share price of its outstanding stock options.

About CounterPath
CounterPath Corporation (NASDAQ: CPAH) is revolutionizing how people communicate in today’s modern mobile workforce. Its award-winning Bria solutions for desktop and mobile devices enable organizations to leverage their existing PBX and hosted voice call servers to extend seamless and secure unified communications and collaboration services to users regardless of their location and network. CounterPath technology meets the unique requirements of several industries, including the contact center, retail, warehouse, hospitality, and healthcare verticals. Its solutions are deployed worldwide by 8x8, Airbnb, AmeriSave, BT, Citibank, Comcast, Fusion, Fuze, Honeywell, Liberty Global, Uber, Windstream and others. Learn more at counterpath.com and follow on Twitter @counterpath.

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Contacts
Hanna Miller
Vice President, Marketing
hmiller@counterpath.com

Investor Relations
ir@counterpath.com